EX-99.906CERT
CERTIFICATIONS PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
Pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. Section 1350), the undersigned officers of First American Investment Funds, Inc.(the “Funds”) do hereby certify, to the best of each such officer’s knowledge, that:
1.	The N-CSR of the Funds (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of the operations of the Funds.
By:       /s/ Thomas S. Schreier, Jr.

Thomas S. Schreier, Jr.
President
Date: March 1, 2010
By:       /s/ Charles D. Gariboldi, Jr.

Charles D. Gariboldi, Jr.
Treasurer
Date: March 1, 2010